Exhibit 99.1

Pixelworks Announces Definitive Purchase Agreement to Sell its Shanghai

Semiconductor Subsidiary to VeriSilicon

PORTLAND, Ore., Oct. 15, 2025 – Pixelworks, Inc. (NASDAQ: PXLW) (“Pixelworks” or the “Company”), a leading provider of innovative video and display processing solutions, today announced that it has signed a definitive agreement to sell its shares in Pixelworks Semiconductor Technology (Shanghai) Co., Ltd., a company organized under the laws of the People’s Republic of China and a subsidiary of Pixelworks (“Pixelworks Shanghai”), to a special purpose entity (“Buyer”) led by VeriSilicon Microelectronics (Shanghai) Co., Ltd. The purchase price is calculated based on an equity value of 100% of Pixelworks Shanghai of RMB 950 million. Assuming all the shares of Pixelworks Shanghai are to be transferred, the total purchase price would be approximately RMB 950 million, or the equivalent of approximately $133 million USD.

Pixelworks has further agreed with the other shareholders of Pixelworks Shanghai for a release of certain repurchase rights held by such shareholders in exchange for a transfer of shares of Pixelworks Shanghai for nil or nominal consideration. As a result, net of these transfers, transaction costs and withholding taxes in China, Pixelworks expects to receive cash in the range of approximately $50 million to $60 million upon closing of the transaction.

President and CEO of Pixelworks, Todd DeBonis, commented, “This executed definitive agreement to sell the Company’s controlling interest in our Pixelworks Shanghai subsidiary is the result of our previously communicated, extensive strategic review process. We believe the proposed transaction represents the optimal path forward for Pixelworks, Inc., as well as the Pixelworks Shanghai business, while also capturing the maximum realizable value for all of the Pixelworks Shanghai shareholders. As such, we look forward to receiving approval of the sale by our shareholders in the coming months with the goal of closing the transaction by year end.”

The transaction is expected to close by the end of 2025, subject to approval by holders of 67% of the outstanding shares of Pixelworks common stock and other customary closing conditions. The definitive purchase agreement was approved unanimously by Pixelworks’ board of directors.

About Pixelworks, Inc.

Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. Pixelworks has more than 20 years of delivering image processing innovation to leading providers of consumer electronics, professional displays, and video streaming services. For more information, please visit Pixelworks’ web site at www.pixelworks.com.

Note: Pixelworks and the Pixelworks logo are trademarks of Pixelworks, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, statements regarding the closing of the sale of Pixelworks Shanghai and the expected timing thereof; the satisfaction of closing conditions with respect to the sale, including approval by Pixelworks’ shareholders; the expected amount of net proceeds from the sale; and Pixelworks’ expectations regarding the use of net proceeds from the sale. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and understandings and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, market and other conditions and other factors described in this press release and in our other filings with the Securities and Exchange Commission (the “SEC”) from time to time. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made, except as required by law. You should review additional disclosures we make in our filings with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and current reports and other documents that we have filed or may file in the future. You may access these documents for no charge at http://www.sec.gov.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval.

Additional Information and Where to Find It

In connection with the proposed sale of its shares of Pixelworks Shanghai, Pixelworks expects to file with the SEC a definitive proxy statement (DEFM14A) on Schedule 14A (the “Definitive Proxy Statement”). After a Definitive Proxy Statement is filed, Pixelworks will send the Definitive Proxy Statement to its shareholders. This press release is not a substitute for the Definitive Proxy Statement or for any other document that Pixelworks may file with the SEC and send to its shareholders in connection with the proposed sale.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Free copies of the Definitive Proxy Statement (when available), as well as other filings containing information about Pixelworks and the proposed sale of Pixelworks Shanghai, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain the documents filed with the SEC by Pixelworks, free of charge, in the “Investors” section of our website, www.pixelworks.com, under the heading “Investors - SEC Filings” or by requesting them in writing or by telephone from Pixelworks at: 16760 SW Upper Boones Ferry Rd. Suite 101, Portland, OR 97224; Telephone: (503)-601-4545.

Participants in the Solicitation

Pixelworks and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pixelworks in connection with the proposed sale of Pixelworks Shanghai. Information about the directors and executive officers of Pixelworks is set forth in the proxy statement for Pixelworks’ 2025 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 21, 2025. Additional information regarding the interests of those participants and other persons who may be deemed participants may be obtained by reading the Definitive Proxy Statement and other relevant documents regarding the proposed sale filed with the SEC when they become available. Copies of these documents may be obtained free of charge from the sources described above.

Investor Contact:

Shelton Group

Brett L Perry

P: 214-272-0070

E: bperry@sheltongroup.com

Company Contact:

Pixelworks, Inc.

E: info@pixelworks.com